Exhibit 10.57

SCHEDULE OF DIRECTOR FEES

Annual Retainers

•	Non-Employee Directors: $45,000

•	Audit Committee Members: $10,000

•	Nominating & Governance Committee Members: $5,000

•	Compensation Committee Members: $5,000

Fees for Meeting Attendance

•	Board Meetings: $2,000 per meeting

•	Committee Meetings: $2,000 per meeting

Equity Compensation for Non-Employee Directors

•	Annual grant of 2,500 shares of restricted stock

•	Annual grant of 5,000 stock options

•	Initial grant of 5,000 shares of restricted stock